Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Mexican Restaurants, Inc.:

We consent to the incorporation by reference in the previously filed registration statements (No. 333-22271 and 333-130053) on Form S-8 of Mexican Restaurants, Inc. of our report dated March 28, 2005, except for Note 1, as to which the date is March 30, 2006, relating to the consolidated balance sheet of Mexican Restaurants, Inc. and subsidiaries as of January 2, 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for the each of the years in the two-year period ended January 2, 2005, which report appears in the January 1, 2006 Annual Report on Form 10-K of Mexican Restaurants, Inc.

/s/KPMG LLP
Houston, Texas
April 11, 2006